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                                                                   Exhibit(e)(5)


                              AMENDED AND RESTATED
                           TRADEMARK LICENSE AGREEMENT


    THIS AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (together with all Schedules attached hereto and made a part hereof, this "License Agreement"), effective as of the Restatement Effective Date (as defined in the Master Lease (as hereinafter defined)), is entered into by and between: Getty Properties Corp. (f/k/a Getty Realty Corp.) (hereinafter called "REALTY"), a corporation organized and existing under the laws of the State of Delaware, located at 125 Jericho Turnpike, Jericho, New York 11753; and Getty Petroleum Marketing Inc. (together with any successors and permitted assignees, hereinafter called "MARKETING"), a corporation organized and existing under the laws of the State of Maryland, located at 125 Jericho Turnpike, Jericho, New York 11753.

         WHEREAS, REALTY is the owner of certain trademarks, service marks and trade names that have been utilized in, among other businesses, the motor fuels marketing business, as conducted in certain areas of the United States (defined below as the Licensed Territory);

         WHEREAS, REALTY has leased and subleased various motor fuels outlet properties to MARKETING under certain net lease agreements, all of which net lease agreements have been incorporated, consolidated, amended and restated as of the date hereof pursuant to that certain Consolidated, Amended and Restated Master Lease between REALTY, as landlord, and MARKETING, as tenant (as so incorporated, consolidated, amended and restated, the "Master Lease");

         WHEREAS, REALTY licensed certain trademarks, service marks and trade names to MARKETING for use in its marketing business pursuant to the Trademark License



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Agreement between Getty Properties Corp. and MARKETING dated February 1, 1997
(the "Original License Agreement") in the Original Licensed Territory (as defined below);

         WHEREAS, REALTY and MARKETING seek to amend and restate in its entirety the Original License Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereby amend, restate and supersede the Original License Agreement in its entirety as follows:

    1.   DEFINITIONS

         A. "Affiliate" means any stockholder of MARKETING that beneficially owns at least a majority of the then issued and outstanding capital stock of MARKETING or any wholly-owned or majority-owned subsidiary of MARKETING that are involved in the Marketing Business (as defined hereinafter).

         B. "Branded Gasoline" means gasoline that is sold through a Branded Outlet and is identified using any of the Licensed Marks.

         C. "Branded Outlet" means a retail service station with signage bearing any of the Licensed Marks and located in the Licensed Territory that is, or is hereafter, owned or operated by MARKETING or persons that sublicense the Licensed Marks from MARKETING pursuant to Paragraph 2C hereof.

         D. "Licensed Marks" means the trademarks, service marks or trade names listed on Schedule A attached hereto and as subsequently included pursuant to Paragraph 6C hereof.

         E. "Licensed Territory" means the following states and district, as applicable, of the United States: Maine, New Hampshire, Vermont, Massachusetts, Rhode Island,


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Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia
and the District of Columbia.

         F. "Marketing Business" means: (i) the purchase, storage, distribution, marketing, and sale of gasoline, diesel fuel and other related products at wholesale and through terminals and a retail service station network; (ii) the operation of convenience stores; and (iii) the purchase, storage, transportation and sale of home heating oil to residential and commercial customers in mid Hudson Valley, New York. By way of example, "Marketing Business" does not include the real estate business previously carried on by Getty Petroleum Corp., which is currently being carried on by REALTY.

         G. "Material Non-Monetary Default" means a material breach or breaches of MARKETING's obligations under this License Agreement that reasonably would be expected to result in a significant and lasting diminution of the value of the Licensed Marks in the Marketing Business.

         H. "Original Licensed Territory" means the following states of the United States: Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia and West Virginia.

    2.   GRANT OF LICENSE

         A. Subject to the terms and conditions set out herein, REALTY grants to MARKETING an exclusive license to use the Licensed Marks in the Licensed Territory in connection with its Marketing Business. The license shall be royalty-free except for the royalty payments required to be made pursuant to the Master Lease, which such payments are defined therein as the "Royalty Fee."



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         B. MARKETING and any Affiliate may use and continue to use the name
"Getty" in the name under which it incorporates, organizes or conducts its business and its subsidiaries; provided that there is no likelihood of confusion between MARKETING's and its subsidiaries' incorporated name and Getty Properties Corp. or Getty Realty Corp., and that the use of the name "Getty" in MARKETING's or its subsidiaries' incorporated name does not exceed REALTY's rights to the name "Getty". The parties agree that the use by MARKETING and its subsidiary of the incorporated names Getty Petroleum Marketing Inc. and Getty Terminals Corp. does not create any likelihood of confusion. MARKETING or any Affiliate may use the name "Getty" in combination with the name "Lukoil", or any variation thereof, and any other name under which OAO LUKOIL operates, or subsequently operates, all or part of its operations, in the names under which such entities incorporate, organize or conduct their respective businesses, provided that such use of the name "Getty" does not exceed REALTY's rights to the name "Getty" and does not create a likelihood of confusion with Getty Properties Corp. or Getty Realty Corp. The act of combining the name "Lukoil", or any stylistic variation thereof, or any other name with the name "Getty" or using such combined name in commerce shall give no rights to REALTY to use the names combined with "Getty". Upon the request of MARKETING, REALTY shall execute and deliver to MARKETING any consents that may be required from time to time by the secretary of state or similar office of a state, commonwealth or other jurisdiction in order for MARKETING or any Affiliate to use the name "Getty" in the name under which it incorporates, organizes or conducts its business. MARKETING accepts the license subject to the terms and conditions of this License Agreement.

         C. Subject to the consent of REALTY, which consent shall not be unreasonably withheld or delayed, MARKETING may sublicense the Licensed Marks to



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retailers or wholesalers of petroleum and other related products and operators of convenience stores, including but not limited to service station retailers, jobbers and distributors, but only subject to the terms and conditions of this License Agreement, all of which shall be equally binding on the sublicensees. In determining the reasonableness of a refusal to consent to a sublicense, the parties shall be guided by the following considerations: (i) the parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks; and (ii) the parties shall not permit the indiscriminate proliferation of sublicensees which would reasonably be expected to cause the Licensed Marks to lose significance as a source of origin. In connection with any sublicense granted hereunder, the sublicensee shall be required to agree in writing to be bound by and comply with all terms and conditions of this License Agreement, except the obligation to pay royalty fees under the Master Lease which shall remain an obligation of MARKETING.

         REALTY hereby consents to the sublicensing of the Licensed Marks pursuant to this Paragraph 2C and authorizes MARKETING to make amendments and revisions in those sublicenses that are not of a material nature.

         D. Nothing in this License Agreement shall be construed as restricting MARKETING'S ability to (i) purchase, store, distribute, market, or sell gasoline, diesel fuel and other related products at wholesale and through terminals and a retail service station network, (ii) to operate convenience stores and (iii) to purchase, store, transport and sell home heating oil to residential and commercial customers in Mid-Hudson Valley, New York, in the Licensed Territory, in each case using any trademark, trade name or service mark other than the Licensed Marks.


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    3.   OWNERSHIP OF MARKS

         MARKETING acknowledges REALTY's ownership of the Licensed Marks in the Licensed Territory. MARKETING agrees that it will do nothing inconsistent with such ownership and that all use of the Licensed Marks by MARKETING shall inure to the benefit of, and be on behalf of, REALTY. MARKETING agrees that nothing in this License Agreement shall give MARKETING any right, title or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this License Agreement. MARKETING agrees that it will not attack the title of REALTY to the Licensed Marks or attack the validity of the rights granted under this License Agreement.

    4.   QUALITY STANDARDS

         MARKETING agrees that the nature and quality of all services rendered by MARKETING in connection with the Licensed Marks; all goods sold by MARKETING under the Licensed Marks; and all related advertising, promotional and other related uses of the Licensed Marks by MARKETING shall conform to reasonable standards set by and be under the control of REALTY. MARKETING agrees that the quality of all such services, goods, and advertising and promotional materials associated with the Licensed Marks shall be of the same high-level quality as previously associated with the Licensed Marks. MARKETING further agrees that the quality of all such services, goods, and advertising, promotional and other related uses of the Licensed Marks shall conform with the standards, specifications, and instructions as established by REALTY or such subsequent standards, specifications, or instructions reasonably comparable thereto promulgated by MARKETING subject to the approval of REALTY, such approval not to be unreasonably withheld or delayed. MARKETING shall be deemed to have complied with the quality standards in existence from time to time under this License Agreement so long as MARKETING maintains the physical condition of, and the services provided through,



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Branded Outlets not materially worse than the physical condition and level of service generally characteristic on the date hereof of retail service stations of MARKETING and its sublicensees that use the Licensed Marks. Except as may be required by law or as reasonably necessary to protect the Licensed Marks, REALTY shall not set quality standards higher than those generally characteristic on the date hereof of services rendered and goods sold through retail service stations of MARKETING and its sublicensees that use the Licensed Marks. REALTY shall not set quality standards for other licensees of the Licensed Marks that are lower than those set for MARKETING from time to time during the term of this License Agreement. Without limiting the generality of the foregoing, MARKETING agrees to comply with the standards, specifications, and instructions set out in Schedule B hereto, as may be modified from time to time in accordance with this Paragraph 4. If MARKETING intends to use the Licensed Marks on a new product within the ambit of a particular registration it shall request approval for such new product from REALTY at least thirty (30) days prior to initiating such new product use, and such approval shall not be unreasonably withheld by REALTY. REALTY shall provide MARKETING with notice of approval or non-approval, as the case may be, within thirty (30) days of the receipt of the notice with respect to MARKETING's intended new product; provided that REALTY shall be deemed to have given such approval if REALTY fails to deliver to MARKETING any notice within such 30-day period. If REALTY rejects any proposal to use any of the Licensed Marks with a new product, then REALTY shall provide a reasonably detailed explanation to MARKETING as to why REALTY found the proposed use of the Licensed Marks unacceptable. MARKETING may resubmit to REALTY, and REALTY shall give reasonable consideration to, an amended proposal for such new product.



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    5.   QUALITY MAINTENANCE

         MARKETING agrees to cooperate with REALTY in facilitating REALTY's control of the nature and quality of goods, services and related uses associated with the Licensed Marks, to permit reasonable inspection of MARKETING's operations once in any four-month period during normal business hours and upon ten day's prior written notice, and to supply REALTY with specimens of all uses of the Licensed Marks upon request. REALTY shall have no right to inspect the books and records of MARKETING other than those books and records reasonably related to the use of the Licensed Marks by MARKETING in accordance with the terms of this License Agreement, and REALTY shall maintain all such information in the strictest of confidence. MARKETING shall comply with all applicable laws and regulations, including, but not limited to laws and regulations applicable to the storage and sale of gasoline at Branded Outlets and will obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this License Agreement. REALTY shall have the right to enter and inspect up to fifteen Branded Outlets in any three-month period, which number, for purposes of clarification, includes Branded Outlets operated by sublicensees of the Licensed Marks. REALTY shall have the right to receive from MARKETING, upon request and without charge, a reasonable number of samples of products sold by MARKETING as well as labels, promotional materials, advertising materials, sales materials and related materials using any of the Licensed Marks.

    6.   FORM OF USE

         A. MARKETING agrees to use the Licensed Marks only in the form, manner and trade dress and with appropriate legends as reasonably prescribed from time to time by REALTY, and not to use any other trademark, trade name, trade dress, or service mark in combination with any of the Licensed Marks without prior written approval of REALTY.



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REALTY hereby approves of the use of the Licensed Marks used in combination with other trademarks, trade names, trade dress, or service marks set out in Schedule C.

         B. MARKETING shall submit to REALTY for prior approval all new or revised labels that are a material departure from those presently used at least sixty (60) days prior to initiating use of a revised or new label. REALTY's approval shall not be unreasonably withheld or delayed. REALTY shall provide MARKETING with notice of approval or non-approval, as the case may be, within thirty (30) days of the receipt of the notice with respect to MARKETING's intended new or revised label; provided that REALTY shall be deemed to have given such approval if REALTY fails to deliver to MARKETING any notice within such 30-day period. If REALTY rejects any proposal to use any new or revised labels, then REALTY shall provide a reasonably detailed explanation to MARKETING as to why REALTY found the proposed labels unacceptable, and MARKETING may resubmit to REALTY, and REALTY shall give reasonable consideration to, any amended proposal for such new or revised label.

         C. If during the term of this Agreement REALTY owns or obtains the right to use any trademark, service mark or trade name that incorporates the name "Getty" and is associated with the Marketing Business, REALTY promptly shall give written notice of such new trademark, service mark or trade name to MARKETING, and upon the written request of MARKETING, such trademark, service mark or trade name shall become a Licensed Mark.

    7.   TRADEMARK NOTICES

         MARKETING will utilize on its products bearing the Licensed Marks, packaging and advertising, whatever lawful notice is reasonably requested in writing by REALTY in order to protect the Licensed Marks and properly designate REALTY's legal ownership thereof. Without limiting the foregoing, MARKETING agrees to utilize, where commercially practicable, a notice sufficient to indicate that each of the utilized Licensed Marks is a registered trademark



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of Getty Properties Corp. If REALTY does not request a particular trademark notice, MARKETING shall utilize such notice as in the opinion of its counsel is appropriate in order to protect the Licensed Marks and properly designate REALTY's legal ownership thereof and the fact of registration thereof. However, MARKETING shall advise REALTY of each such intended notice, and make any changes thereto reasonably requested by REALTY.

    8.   APPROVALS AND PROTECTION OF THE LICENSED MARKS

         In discharging their respective rights and obligations with respect to Paragraphs 4, 5, 6, or 7 above, the parties shall be guided by the following consideration: The parties shall not knowingly take any action which would materially tarnish the image or cause a material adverse impact on the value of the Licensed Marks including, without limitation, the indiscriminate proliferation of uses of the Licensed Marks which would cause any of the Licensed Marks to lose significance as a source of origin. If there is any dispute as to either party's obligations with respect to Paragraphs 4, 5, 6, or 7 above, or the application thereof, the parties shall promptly consult to resolve the matter. If the parties cannot resolve the matter, the dispute shall be submitted to arbitration in accordance with Paragraph 15 below and the arbitrator in that case shall be guided by the same considerations described above in this Paragraph 8.

    9.   CONFLICTING TRADEMARKS

         MARKETING will not at any time adopt or use, without REALTY's prior written consent, any word, mark, or designation which is similar or likely to be confused with any of the Licensed Marks.



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    10.  FUTURE DOCUMENTS, RECORDING AND TRADEMARK MAINTENANCE

         A. The parties agree to cooperate in the execution and delivery, from time to time, throughout the term of this License Agreement, of any documents that may be reasonably required or desirable to effectuate and carry out the purpose and intent of this License Agreement. Such documents shall include instruments required to file, renew, protect, perfect and/or maintain the Licensed Marks and REALTY's ownership therein, or to provide for the granting of any license hereunder. Without limiting the generality of the foregoing, REALTY shall enter MARKETING or its local designee or cause MARKETING or its local designee to be entered as a registered user of the Licensed Marks wherever necessary or desirable, and MARKETING and/or its local designee shall, upon written request, execute such registered user agreements.

         B. Except as provided in Paragraph 11B below with respect to infringement of the Licensed Marks by third parties, REALTY shall take such action as is reasonably required or desirable to obtain and maintain appropriate protection, of the Licensed Marks applicable to MARKETING's business. Except as provided in Paragraph 11B below, with respect to infringement of the Licensed Marks by third parties, REALTY shall bear the full cost of all trademark filings, renewals, registered user entries and actions to protect, perfect or maintain the Licensed Marks applicable to the Marketing Business, including the attorney's and local agent's fees, taxes, government filing and other fees.

    11.  INFRINGEMENT AND OTHER ACTIONS

         A. The parties shall promptly notify each other of any claim that is asserted, and of any action or proceeding that is threatened or commenced, in which a third party (i) challenges MARKETING's right to use any of the Licensed Marks, (ii) alleges that any Licensed



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Mark infringes the trademark or trade name rights of such third party, or (iii)
in which the revocation, cancellation or declaration of invalidity of any of the Licensed Marks is sought. REALTY and MARKETING shall consult with respect to each such claim, action, or proceeding, the assertion of counterclaims thereto and the settlement thereof and shall jointly defend, in the name of REALTY and/or in the name of MARKETING, each such action or proceeding that is commenced. If an action or proceeding brought by a third party concerns the registrations and/or products of both REALTY and MARKETING, both REALTY and MARKETING shall be responsible for their pro rata share of legal expenses incurred in defending such action or proceeding, said pro rata share to be determined by the proportion of products and/or registrations at issue in the third party action or proceeding. If there is a disagreement as to the appropriate pro rata share of legal expenses to be borne by each party, the matter shall be submitted to arbitration in accordance with Paragraph 15 below. If the claim or action concerns only products (other than claims pertaining to the Licensed Marks) and/or registrations of MARKETING, MARKETING shall bear all legal expenses incurred in defending such actions and proceedings and bear all damages and costs, if any, recovered by the third party.

         B. REALTY and MARKETING will each undertake commercially reasonable efforts to learn of any unauthorized uses of the Licensed Marks. Promptly upon receiving notice or knowledge thereof, the parties shall notify each other of any infringement or other violation by a third party of any of the Licensed Marks. REALTY and MARKETING shall consult with respect to any such infringement, and any action or proceeding, including opposition and cancellation actions, that may be brought against such infringement. REALTY shall exercise its discretion with respect to taking appropriate action including the bringing of



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actions at REALTY's expense in the name of REALTY and/or MARKETING, but shall not be obligated to take any action or institute any proceedings. If such action or proceeding is commenced by REALTY, it shall promptly notify MARKETING and MARKETING shall cooperate, including the defense of counterclaims, and REALTY shall bear the expenses of MARKETING except for fees charged by any attorneys retained solely by MARKETING in connection with such cooperation. MARKETING shall be given an opportunity to participate with counsel of its choice bearing its own legal and other costs.

         In the event that REALTY determines not to commence such action or proceeding at its expense, it shall promptly notify MARKETING. MARKETING may then, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks, provided however, that MARKETING must obtain the prior written approval of REALTY regarding commencement of such action, such consent not to be unreasonably withheld. The foregoing notwithstanding, in the event of any unauthorized use of the Licensed Marks by one of MARKETING'S sublicensees, MARKETING shall undertake efforts to cause the unauthorized use to stop. In the event those efforts are unsuccessful, MARKETING shall, at its expense, initiate such action or proceedings in its capacity as a licensee of such Licensed Marks with respect to such unauthorized use. REALTY shall cooperate with MARKETING in any such proceeding or action, including the defense of any counterclaims, and MARKETING shall bear the expenses of REALTY, except for fees charged by any attorneys retained solely by REALTY in connection with such cooperation. REALTY may, if not a party, join in, with counsel of its own choice, bearing its own legal and other costs. The party bringing any action or proceeding under this sub-paragraph (B) shall keep the other party informed of the proceedings and give the other party an opportunity to participate in any settlements, but the final decision whether to



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settle the action or proceeding shall be made by the party bringing the action or proceeding, subject to the approval of REALTY (if not a party), such approval not to be unreasonably withheld. If within ten (10) business days or such shorter time period as shall be reasonably practicable under the circumstances REALTY does not approve a proposed settlement recommended by MARKETING in good faith, REALTY shall be deemed to have taken over responsibility for the action or proceeding, including subsequent legal fees, awards against REALTY or MARKETING and expenses relating thereto. No settlement by either party shall bind the other to make any payment or suffer any loss of existing or future rights without such other party's consent, which shall not be unreasonably withheld. Any recovery in such action or proceeding shall be applied first to reimburse the party or parties for its or their legal expenses in maintaining such action or proceeding. The excess shall belong to the party maintaining the action or proceeding at the time such recovery is awarded. If the action is brought jointly and the recovery is not sufficient to reimburse REALTY and MARKETING for their legal expenses in such action, the unreimbursed portion of such legal expenses shall be borne equally by each party.

    12.  TERM

         This License Agreement shall continue in force and effect until fifteen years from the effective date of this License Agreement unless sooner terminated as provided for herein. This License Agreement shall be automatically renewed when and to the extent that the Master Lease is extended. All extended terms of this License Agreement shall be coterminous with the Master Lease.

    13.  TERMINATION AND BREACH

         This License Agreement shall be terminated upon (a) the voluntary filing by MARKETING of a bankruptcy petition or an involuntary bankruptcy proceeding having been



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commenced and not stayed or terminated within 120 days of such commencement or
(b) the termination of the Master Lease in accordance with its terms. REALTY shall have the right to terminate this License Agreement upon the determination that a Material Non-Monetary Default has occurred, as provided in this Paragraph 13, and such Material Non-Monetary Default has not been cured by MARKETING within one year of such determination or within thirty (30) days of such determination if the breach giving rise to such Material Non-Monetary Default is the commingling of Branded Gasoline as described in Section 1 of Schedule B attached hereto. REALTY's only remedy with respect to breaches by MARKETING other than Material Non-Monetary Defaults shall be to seek damages or injunctive relief. In the event of any breach or threatened breach of this License Agreement or a claimed Material Non-Monetary Default, notice shall be given and the parties shall promptly consult in good faith to cure such breach, with the party at fault being given an adequate period of time to remedy the matter. If such breach or claimed Material Non-Monetary Default is not cured within sixty
(60) days of the notice, the matter may be submitted to arbitration in accordance with Paragraph 15 below, which may include a determination whether a material breach or Material Non-Monetary Default, as the case may be, has occurred and/or been cured. In the event the arbitrator determines that a material breach has occurred, the arbitrator shall not be authorized to terminate this License Agreement but shall be authorized to issue any other order or award any other relief deemed appropriate, including, without limitation, injunctive relief.

    14.  EFFECT OF TERMINATION

         Upon termination of this License Agreement, MARKETING agrees (a) to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from its corporate or business name; (b) to cooperate with REALTY or its appointed agent to apply to the appropriate authorities to cancel any recording of this License



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Agreement from all government records; (c) to use reasonable best efforts to destroy or cause the destruction of all printed materials and signs bearing any of the Licensed Marks; (d) that all rights in the Licensed Marks and the good will connected therewith shall remain the property of REALTY; (e) to cause all sublicenses to terminate; and (f) to use reasonable best efforts to cause all sublicensees to immediately discontinue all use of the Licensed Marks and any term confusingly similar thereto, and to delete the same from their respective business names, if applicable. Notwithstanding the foregoing, MARKETING and its sublicensees may continue to sell all goods bearing any of the Licensed Marks on packaging in inventory at the time this License Agreement is terminated for a period of 30 days.

    15.  ARBITRATION

         Any controversy or claim arising out of, or relating to, this License Agreement or its interpretation, performance or nonperformance or any breach thereof, which the parties are unable to resolve between themselves, shall first be submitted to a single arbitrator who shall be knowledgeable in marketing and trademark matters. The arbitrator shall be mutually appointed by the parties, and shall not be bound by rules of the American Arbitration Association, but shall adopt such procedures as shall appear appropriate to expedite decision making, in order that disputes may be resolved within commercially reasonable time periods. If the parties cannot agree on the selection of the arbitrator, the arbitrator shall be selected by The American Arbitration Association. Each party shall bear its own costs in any such proceeding. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction.

    16.  REPRESENTATIONS AND WARRANTIES

         REALTY hereby represents and warrants to Marketing that: (a) REALTY has title to the Licensed Marks in the Licensed Territory free and clear of any liens and



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encumbrances; (b) to REALTY's knowledge, the Licensed Marks do not infringe any trademark or other proprietary or intellectual property right of any third party; (c) REALTY has the right, power and authority to enter into this License Agreement and to perform all of REALTY's obligations hereunder; (d) REALTY has not granted to any third party a license for the Licensed Property that would conflict with the rights granted to MARKETING hereunder; and (e) to REALTY's knowledge the Licensed Marks are the only trademarks, service marks or trade names that incorporate the name "Getty" in the Marketing Business.

    17.  GENERAL PROVISION

         A. Assignability: This license may be assigned by either party to the successor in interest or assignee of substantially all of its business or assets, or the surviving party of any merger or consolidation to which it is a party provided that the assignee of any assignment assumes all the assignor's obligations hereunder. Without the prior written consent of REALTY, MARKETING shall be permitted to assign this License Agreement to any majority-owned subsidiary of MARKETING or a wholly-owned subsidiary of Lukoil Americas Corporation, provided that the Master Lease is also assigned to any such subsidiary. Apart from any assignment permissible under the preceding sentences of this paragraph 16A, MARKETING may not otherwise, assign the license granted herein or the obligations undertaken herein without the prior written consent of REALTY, which consent shall not be unreasonably withheld or delayed.

         B. Notices: Any notice, approval, consent or other communication required or permitted hereunder shall be in writing and shall be given by personal delivery or telecopy, with acknowledgement of receipt, or by prepaid registered mail, return receipt requested, addressed to the party at its address first above written, to the attention of its General Counsel, or to any other address that either party may subsequently designate, by notice in accordance with



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this paragraph. Notices and other communications hereunder shall be deemed effective one (1) day after dispatch, if personally delivered or telecopied, and three (3) days after dispatch, if posted, subject to proof of delivery.

         C. Waiver: The waiver by any party of a breach or default of any provision of this License Agreement by the other party shall not constitute a waiver by such party of any succeeding breach of the same or other provision; nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder, operate as a waiver of any such right, power or privilege by such party.

         D. Governing Law: This License Agreement shall be governed by, subject to and construed under the laws of the State of New York.

         E. Unenforceability: In the event that any term, clause or provision of this License Agreement shall be construed to be or adjudged invalid, void or unenforceable, such term, clause or provision shall be construed as severed from this License Agreement, and the remaining terms, clauses and provisions shall remain in effect.

         F. Association: The parties, by this License Agreement, do not intend to create a partnership, principal/agent, master/servant, franchisor/franchisee, or joint venture relationship, and nothing in this License Agreement shall be construed as creating such a relationship between the parties. The parties agree that this License Agreement does not create any franchise relationship between them that is subject to the provisions of the Petroleum Marketing Practices Act or any similar state or local government law.

         G. Counterparts: This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.



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


    IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the day and year first above written.


                              GETTY PROPERTIES CORP. (f/k/a Getty Realty Corp.)


                              By: /s/ John Fitteron
                                 --------------------------------------------
                              Name: John Fitteron
                              Title: Senior Vice President



                              GETTY PETROLEUM MARKETING INC.


                              By: /s/ Leo Liebowitz
                                 --------------------------------------------
                              Name: Leo Liebowitz
                              Title: Chairman and Chief Executive Officer





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